EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NETWORK-1 ANNOUNCES SETTLEMENT OF PATENT LITIGATION
WITH AXIS COMMUNICATIONS

Axis Agrees to License Network-1's Remote Power Patent for Power over Ethernet Products through March 2020

New York, New York-August 16, 2017- Network-1 Technologies, Inc. (NYSE MKT: NTIP) announced today that it agreed to settle its patent litigation against Axis Communications, Inc.  and affiliated entities ("Axis") pending in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of Network-1's Remote Power Patent (U.S. Patent No. 6,218,930).  Axis was one of sixteen (16) original defendants (and affiliated entities) named in the litigation.

 As part of the settlement, Axis has entered into a Settlement Agreement and non-exclusive License Agreement for the Remote Power Patent.  Under the terms of the license, AXIS will receive a fully-paid license to the Remote Power Patent for its full term which expires in March 2020, which will apply to its sales of Power over Ethernet ("PoE") products, including those PoE products which comply with the Institute of Electrical and Electronic Engineers ("IEEE") 802.3af and 802.3at Standards.

 In September 2011, Network-1 initiated patent litigation against sixteen (16) data networking equipment manufacturers (and affiliated entities) in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of its Remote Power Patent.  Network-1 has now reached settlement and license agreements with thirteen (13) of the original defendants.  The remaining three defendants in the lawsuit are Hewlett-Packard Company, Juniper Networks, Inc. and Avaya, Inc. Network-1 seeks monetary damages based upon reasonable royalties.  In January 2017, defendant Avaya Inc. filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code.  As a result of the filing the litigation against Avaya Inc. is currently subject to an automatic stay.  The first of the trials for the remaining defendants is scheduled to commence in November 2017.

 The Remote Power Patent relates to, among other things, delivering power over Ethernet cables to remotely power network connected devices including, among others, wireless switches, wireless access points, VoIP telephones and network cameras.  In June 2003, the IEEE approved the 802.3af PoE Standard, which led to the rapid adoption of PoE.  The IEEE also approved the 802.3at Power over Ethernet Plus (PoE Plus) Standard, which increased the maximum power delivered to network devices to 40-60 watts from the current 15 watts under the 802.3af Standard.

 Network-1 currently has twenty-five (25) license agreements with respect to its Remote Power Patent, which include, among others, license agreements with Cisco Systems, Inc., Netgear Inc., Alcatel-Lucent USA, Sony Corporation, Shoretel Inc., Microsemi Corporation, Motorola Solutions, Inc., NEC Corporation, Samsung Electronics Co., Ltd., and several other data networking vendors.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

          Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns thirty-three (33) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $116,000,000 from May 2007 through June 30, 2017.  Since the acquisition of its Mirror Worlds Patent Portfolio in May 2013, Network-1 has achieved licensing and other revenue of $47,150,000 through June 30, 2017 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1's Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770